Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Hecla Mining Company

Coeur D’Alene, Idaho

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this registration statement of our reports dated February 9, 2020, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting of Hecla Mining Company (“Company”) appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019. Our report on the consolidated financial statements contains an explanatory paragraph regarding change in accounting method related to leases.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA, LLP

Spokane, Washington

February 19, 2020